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FOR IMMEDIATE RELEASE                                        NASDAQ SYMBOL: UTOG
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KANSAS CITY, MO, FEBRUARY 18, 1999 - Unitog Company (NASDAQ: UTOG) today made certain announcements regarding its proposed merger with Cintas Corporation.

ENVIRONMENTAL ADJUSTMENT DETERMINED; FOURTH QUARTER CHARGE

The environmental liability adjustment required by the Merger Agreement between Unitog and Cintas has been set at $.13 per share. This decreases the "target" Unitog share price from $38.00 per share to $37.87 per share, resulting in a corresponding decrease in the merger consideration payable to Unitog stockholders under the Merger Agreement.

The estimates of Unitog environmental liabilities that resulted in the adjustment under the Merger Agreement, together with new information concerning another environmental matter which was considered by Cintas in setting the original price for Unitog Stock, is expected to result in a pre-tax charge to Unitog earnings of approximately $5,000,000 for the fourth quarter of fiscal 1999.

As previously announced, the Merger Agreement provides for Unitog Common Stock to be exchanged for Cintas Common Stock at the effective time of the Merger. The actual number of shares of Cintas Common Stock to be exchanged for each share of Unitog Common Stock is equal to a conversion number, which is determined by dividing $37.87 by the average of the high and low sales prices of Cintas Common Stock as reported on Nasdaq for a period of 20 consecutive trading days ending the third trading day prior to the Unitog special stockholders meeting being held to adopt the Merger Agreement, subject to certain adjustments if such average trading price is less than $52.00 or more than $66.43.

EARLY TERMINATION OF PREMERGER WAITING PERIOD

Unitog has been notified by the Federal Trade Commission that early termination of the pre-merger waiting period under the Hart-Scott-Rodino Act was granted with respect to its proposed merger with Cintas, thereby satisfying one of the closing conditions for the merger.

Unitog Company is a leading provider of high quality uniform rental services to a variety of industries and sells custom-designed uniforms primarily to national companies in connection with their corporate image programs. The Company manufactures substantially all of the uniforms it rents or sells.


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The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. This press release contains forward-looking statements that reflect the Company's current views with respect to future events involving the proposed merger with Cintas Corporation and as to certain environmental matters. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words, "should," "expect," "anticipate," "intend," "estimate," "believe," and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from those anticipated depending on a variety of factors, including, but not limited to, satisfaction of the various conditions to closing and the trading price of Cintas stock.

CONTACT:        J. Craig Peterson
                Unitog Company
                1300 Washington Street
                Kansas City, MO 64105
                (816)474-7000